Exhibit 10.18
EXECUTION COPY
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 5, 2007, among ARCHSTONE-SMITH COMMUNITIES L.L.C., a limited liability company formed under the laws of the State of Delaware (the “Employer”), R. SCOTT SELLERS (“Executive”), and Archstone-Smith Operating Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Company” or “ASOT”), as Guarantor.
     WHEREAS, pursuant to the Agreement and Plan of Merger, made and entered into as of the 28th day of May, 2007, as amended by that certain Amendment No. 1 entered into as of the 5th day of August, 2007, by and among Archstone-Smith Trust, a real estate investment trust formed under the laws of the State of Maryland (“AST”), ASOT (together with AST, the “Seller Parties”), River Holding, LP, a Delaware limited partnership (“River Holding”), River Acquisition (MD), LP, a real estate investment trust formed under the laws of the State of Maryland (the “Merger REIT”) and River Trust Acquisition (MD), LLC, a Maryland limited liability company (the “Operating Trust Merger Sub”) (the “Merger Agreement”), (i) at the Operating Trust Merger Effective Time (as defined in the Merger Agreement), the Operating Trust Merger Sub shall be merged with and into ASOT and ASOT will be the surviving entity in the Operating Trust Merger (as defined in the Merger Agreement) and (ii) at the Company Merger Effective Time (as defined in the Merger Agreement), being the date hereof and hereafter referred to herein as the “Effective Date”, AST will be merged with and into an assignee of Merger REIT and such assignee of Merger REIT will be the surviving entity in the Company Merger (as defined in the Merger Agreement) (the Operating Trust Merger and the Company Merger collectively, the “Transaction”);
     WHEREAS, concurrently with the execution of the Merger Agreement, as a condition and inducement to the River Holding’s willingness to enter into the Merger Agreement, River Holding and Executive entered into a definitive term sheet with respect to Executive’s employment by the Employer upon the closing of the Transaction (the “Term Sheet”); and
     WHEREAS, the Seller Parties and Executive are parties to that change in control agreement dated as of August 12, 2002, as such change in control agreement has been amended or supplemented through the Effective Date (the “Prior Agreement”); and
     WHEREAS, this Agreement, when executed, replaces the Term Sheet and the Prior Agreement effective as of the Effective Date; and
     WHEREAS, in connection with the Transaction, the Employer desires to employ Executive and Executive desires to be employed by the Employer; and
     WHEREAS, the Company has agreed to provide certain benefits directly under this Agreement and to guarantee payment of the compensation obligations hereunder of the Employer;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Employment Period.
     The initial term of this Agreement shall commence on the Effective Date and end on December 31, 2010 (the “Initial Period”), unless terminated earlier pursuant to Section 3; provided, however, that as of the expiration date of each of (i) the Initial Period and (ii) if applicable, any Renewal Period (as defined below), the term of this Agreement will automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least ninety (90) days written notice prior to such expiration date of its intention not to extend the term of this Agreement (the Initial Period and each subsequent Renewal Period shall constitute the “Employment Period”). Executive’s termination of employment at the end of the Employment Period following a notice of nonrenewal by the Company or the Employer shall be treated as termination by the Employer without “Cause” (as defined below) as of the end of the Employment Period. Upon Executive’s termination of employment for any reason with the Employer and all other affiliates of the Employer, he shall immediately resign all positions with the Employer, the Company and any of their respective subsidiaries or affiliates.
     Section 2. Terms of Employment.
          (a) Position. During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and the Employer, and as a member of the board of directors or other applicable governing body of Tishman Speyer Real Estate Venture VII (Governance), L.P., and at all times as the senior executive officer of the Company and the Employer and each of their respective controlled subsidiaries. During the Employment Period, Executive shall have such duties and responsibilities as are commensurate with the normal responsibilities of a chief executive officer of an enterprise similar to the Company, of like size and controlled by private-equity investors, including responsibility for the day-to-day management of the Company, subject to the direction of the Board of Directors of Tishman Speyer Archstone-Smith Multifamily Series I Trust which Board of Directors are to be appointed, directly or indirectly, by Tishman Speyer Real Estate Venture VII (Governance), L.P. and Tishman Speyer Real Estate Venture VII Parallel (Governance), L.P. (collectively, the “Governance GP”) or an authorized representative of the Governance GP (the “Designee”); provided, that the Designee shall be a senior executive of the Governance GP or one of its affiliates. In performing his duties hereunder, Executive shall report directly to the Governance GP or the Designee. At the request of the Governance GP, Executive shall also serve as Chief Executive Officer, without additional compensation, of any of the Company’s (i) subsidiaries or (ii) affiliates, a substantial portion of the activities of which involve the acquisition, disposition, operation, development, management or financing of multifamily residential apartment buildings or communities.
          (b) Duties. During the Employment Period, Executive agrees to devote all of his business time to the business and affairs of the Company and the Employer and to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees, (ii) with the consent of the Governance GP, which consent will not be unreasonably withheld, serving on the board of directors of no more than one public company which does not engage in the acquisition, disposition, operation, development, management or financing of multifamily residential apartment buildings or communities or office buildings and (iii) managing personal investments, so long as, individually or in the aggregate, such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.
          (c) Compensation.
               (i) Base Salary. During the Initial Period, Executive shall receive from the Employer an annual base salary of $750,000.00, which shall be paid in accordance with the customary payroll practices of the Employer (the “Annual Base Salary”). During the Employment Period following the Initial Period, Annual Base Salary shall be adjusted by not less than the increase in the US Department of Labor Consumer Price Index CPI-U, US City Average, All Items, from the Effective Date until the first day of the Renewal Period, and annually thereafter on the same basis.
               (ii) Bonuses.
               (1) Guaranteed Annual Bonus. Subject to the following sentence, Executive shall earn from the Employer a guaranteed annual bonus of $4.0 million in respect of the fiscal year of the Employer (the “Fiscal Year”) ending on December 31, 2008 (the “2008 Guaranteed Annual Bonus”) and shall earn a guaranteed annual bonus of $2.0 million in respect of each of the Fiscal Years during the Employment Period ending on a subsequent December 31 (together with the 2008 Guaranteed Annual Bonus, the “Guaranteed Annual Bonus”). Other than as set forth in Section 4 below or with respect to any portion of a Guaranteed Annual Bonus deferred in accordance with Section 2(c)(vii) below, the Guaranteed Annual Bonus in respect of any Fiscal Year shall be paid not later than the March 15 following the end of such Fiscal Year, and only if Executive is employed by the Employer or the Company on the last day of the Fiscal Year to which such Guaranteed Annual Bonus relates.
               (2) Incremental Annual Bonus. Subject to Section 2(c)(ii)(2)D. below, in addition to the Guaranteed Annual Bonus, Executive shall be eligible to earn from the Employer an annual incremental bonus (the “Incremental Annual Bonus”), which shall be based on the dollar amount of direct and indirect equity interests in Tishman Speyer Archstone-Smith Multifamily JV, L.P. (“Fund”), Tishman Speyer Archstone-Smith Multifamily Parallel JV, L.P. (“Parallel Fund”), Tishman Speyer Archstone-Smith Multifamily Parallel Fund I JV, L.P. (“Parallel Fund I”), Tishman Speyer Archstone-Smith Multifamily Parallel Fund II JV, L.P. (“Parallel Fund II”) and any entity similar to Parallel Fund I created after the Effective Date (each a “Post-Effective Date Parallel Fund”), and any of their direct or indirect controlled subsidiaries owned on or following the Effective Date by parties other than Lehman Brothers Holdings Inc. (“Lehman”), Tishman Speyer Real Estate Venture VII, L.P. (“Tishman Speyer”), Banc of America Strategic Ventures, Inc., a Delaware corporation, Archstone LB Syndication Partner LLC, a Delaware limited liability company, BIH ASN, LLC, a Delaware limited liability company, Executive or any of their respective affiliates (including but not limited to any investment funds sponsored and managed by any of them or any of their respective affiliates) (collectively, the “Equity Parties”) in connection with the bridge equity syndication presently contemplated by the Equity Parties (the “New Equity”); provided, however, that (i) equity which is owned on or following the Effective Date by any of the Bridge Equity Providers (as defined in the Syndication Agreement and Modification Agreement, dated as of the date hereof, among affiliates of Tishman Speyer, affiliates of Lehman and the Bridge Equity Providers (the “Syndication Agreement”)) shall be treated as New Equity only if and to the extent that such equity is retained as a result of a Bridge Equity Provider having made a voluntary election in writing prior to a Failed Syndication (as such term is defined in the Syndication Agreement) to retain such equity pursuant to the terms of the Syndication Agreement and not syndicate it to third parties; and (ii) Syndication Equity (as defined in the Syndication Agreement) which has been sold to any of the Equity Parties (other than the Bridge Equity Providers) subsequent to the Effective Date shall be treated as New Equity if and only if Administration Fees and GP Promote (as such terms are defined in the Syndication Agreement) are paid on such equity, whether or not paid at the highest rate.
                    A. 2008 Incremental Annual Bonus. With respect to the Fiscal Year ending on December 31, 2008, (1) if the amount of New Equity on December 31, 2008 is at least $4.6 billion, the Incremental Annual Bonus will be $3,125,000 and (2) if the amount of such New Equity is greater than $2.3 billion, but less than $4.6 billion, the Incremental Annual Bonus will be equal to the sum of (a) $1,562,500 plus (b) the product of (i) $1,562,500 multiplied by (ii) a fraction, the numerator of which is the amount of such New Equity in excess of $2.3 billion and the denominator of which is $2.3 billion (the “Partial Incremental Annual Bonus”).
                    B. 2009 and 2010 Incremental Annual Bonuses. With respect to the Fiscal Years ending December 31, 2009 and 2010, if the amount of New Equity on the last day of each such Fiscal Year is greater than $2.3 billion, the Incremental Annual Bonus in respect of such Fiscal Year will be (1) $3,125,000, if the amount of such New Equity is at least $4.6 billion, and (2) the Partial Incremental Annual Bonus (as determined pursuant to Section 2(c)(ii)A above, but using the amount of New Equity on the last day of the applicable Fiscal Year), if the amount of such New Equity is greater than $2.3 billion but less than $4.6 billion.
                    C. Incremental Bonuses for 2011 and Thereafter. With respect to Fiscal Years ending December 31, 2011 and later, if the amount of New Equity on the first anniversary of the Effective Date (the “Syndication End Date”) is greater than $2.3 billion, the Incremental Annual Bonus in respect of such Fiscal Year will be (1) $3,125,000, if the amount of such New Equity is at least $4.6 billion, and (2) if the amount of such New Equity is greater than $2.3 billion but less than $4.6 billion, the Incremental Annual Bonus shall be equal to $3,125,000 multiplied by a fraction (not greater than one) (the “Fraction”), (i) the numerator of which is the aggregate annual Administration Fees (as such term is defined in the Syndication Agreement), which GP and Parallel GP, or either of them, is entitled to receive in respect of such Fiscal Year pursuant to the Syndication Agreement, or are otherwise permitted to and in fact receive pursuant to such Syndication Agreement and any side letter referenced therein (collectively, “Fees”) and (ii) the denominator of which is the aggregate annual Fees which GP and Parallel GP would have been entitled to receive in respect of such Fiscal Year pursuant to the Syndication Agreement and any side letter referenced therein, had the amount of such New Equity been $4.6 billion assuming that Administration Fees would have been paid at a rate of .45% (the denominator being referred to herein as “Full Syndication Fees”). Executive shall be entitled to all relevant information pertinent to the calculation of Fees.

                    D. General. Subject to Section 4, the Incremental Annual Bonus, if any, in respect of any Fiscal Year shall be paid not later than the March 15 following the end of such Fiscal Year, but only if Executive is employed on the last day of the Fiscal Year to which such Incremental Annual Bonus relates. No Incremental Annual Bonus will be paid pursuant to Section 2(c)(ii)(2)A. or B. above in respect of any Fiscal Year for which, on the last day of such Fiscal Year, the amount of New Equity is not greater than $2.3 billion; and no Incremental Annual Bonus will be paid pursuant to Section 2(c)(ii)(2)C. above in respect of any Fiscal Year unless there is at least $2.3 billion of New Equity on and as of the Syndication End Date.
               (iii) Benefits. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and the Employer and shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company and the Employer to the extent applicable generally to other senior executives of the Company or the Employer (the plans, practices, policies and programs referred to in the paragraph, collectively, “Benefit Plans”).
               (iv) Vacation. During the Employment Period, Executive shall be entitled to six (6) weeks per annum of paid vacation.
               (v) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement from the Employer for all reasonable business expenses incurred by Executive in performance of his duties hereunder, provided that Executive provides all necessary documentation in accordance with applicable Company or Employer policy.
               (vi) Profits Interests. As of the Effective Date, Executive has been granted by Tishman Speyer Archstone-Smith Multifamily Participants, L.L.C. 4,800 Class C Units (out of 8,000 total available Class C Units) (the “Profits Interests”) pursuant to the terms of the Award Agreement attached hereto as Appendix A.
               (vii) Phantom LP Interests. Notwithstanding Section 2(c)(ii)(1) above, subject to the next following sentence, Executive may elect in lieu of receiving up to 50% of each Guaranteed Annual Bonus to receive fully vested ”Class A Units” of Tishman Speyer Archstone-Smith Multifamily Junior Mezz Borrower, L.P. (“Junior Mezz Borrower”), Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor, L.L.C. (“Parallel Guarantor”), Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor I, L.L.C. (“Parallel Guarantor I”), Tishman Speyer Archstone-Smith Multifamily Parallel Guarantor II, L.L.C. (“Parallel Guarantor II”) and any entity similar to Parallel Guarantor created after the Effective Date (each a “Post-Effective Date Parallel Guarantor”) (collectively, “Phantom Units”), provided, however, that (A) the amount covered by such election shall be allocated to Junior Mezz Borrower, Parallel Guarantor, Parallel Guarantor I, Parallel Guarantor II and each Post-Effective Date Parallel Guarantor (if any) in the same proportion as the aggregate equity invested in such entities (measured at cost) is allocated between them, and (B) the number of Phantom Units of each such entity received in respect of any such election shall be equal to the quotient of (x) the dollar amount of Guaranteed Annual Bonus as to which such election is made and which is allocated to the applicable entity, divided by (y) the Fiscal Year-end value of one ”Class A Unit” of the applicable entity, as determined by Governance GP, reported to investors in respect of the Fiscal Year in which such Guaranteed Annual Bonus was earned. Any such election as to the Guaranteed Annual Bonus to be earned in respect of a particular Fiscal Year must be made no later than the day prior to the first day of such Fiscal Year, or by such other date which the Company or Employer and Executive agree will not result in tax penalties to Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall specify one or more permissible date or dates for settlement and distribution as are consistent with such Section 409A, as provided in paragraph (2) below (the “Settlement Date”). The Phantom Units, if any, will otherwise be subject to the terms and conditions of a Phantom Unit Agreement prepared by the Company or the Employer and reasonably acceptable to the Company or the Employer and Executive; provided that Phantom Units will have the following features, and any Phantom Unit Agreement will be consistent therewith:
               (1) Phantom Units are intended to provide Executive with cash payments on the Settlement Date equal to the cumulative cash distributions (and, if applicable, the fair market value of non-cash distributions) to which he would have been entitled had he owned a number of ”Class A Units” in the issuing entity equal to the number of Phantom Units. Executive acknowledges that all payments in respect of Phantom Units will be taxable as ordinary income, irrespective of the tax character of distributions in respect of “Class A Units”.
               (2) The Company or the Employer shall cause all Phantom Units to be redeemed by the issuing entity as soon as practicable following the occurrence of, but in any event during the calendar year in which occurs, the earliest of (i) Executive’s death, (ii) the date the Executive becomes “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code), (iii) a specified time (which for the avoidance of doubt may include his separation from service) elected by Executive in accordance with Section 409A of the Code and (iv) a change in the ownership or effective control of the entity which issued such Phantom Units, or in the ownership of a substantial portion of such issuing entity’s assets, in a manner which constitutes an allowable payment event under Section 409A of the Code. Such redemption will be for cash, except that in the case of a redemption event described in clause (iv) of the preceding sentence in which the holders of ”Class A Units” of the applicable entity receive distributions wholly or partially in a form other than cash, such redemption will be, at the election of the issuing entity, either in cash (with any non-cash assets distributed to holders of “Class A Units” valued at their fair market value, as reasonably determined by the general partner or managing member of such entity, as the case may be), or in the same form (including the same proportion) as the distributions made to holders of the applicable ”Class A Units”. The amount for which each Phantom Unit will be redeemed pursuant to this paragraph shall be the per-unit value of the ”Class A Units” of the applicable entity at the time of the applicable redemption event, which shall be deemed to be (A) in the case of a redemption event described in clause (iv) of the preceding sentence, the value established with reference to the applicable transaction, and (B) in the case of any other redemption event, the Fiscal Year-end value of one ”Class A Unit”, as applicable, as determined by Governance GP, in the applicable entity in respect of the Fiscal Year ending immediately prior to the applicable redemption event.

               (3) Any payments to Executive in respect of Phantom Units caused by the sale or other disposition of the related “Class A Units” shall proportionately reduce the number of Phantom Units held by Executive.
               (viii) Effective Date Equity Grant. As of the Effective Date, Executive has been granted (x) 100 restricted Class B Units in Junior Mezz Borrower, with an aggregate value of $10,530,988 as of the Effective Date, (y) 100 restricted Class B Units in Parallel Guarantor I with an aggregate value of $711,470 as of the Effective Date and (z) 100 restricted Class B Units in Parallel Guarantor II with an aggregate value of $7,542 as of the Effective Date, for a total aggregate value equal to $11.25 million as of the Effective Date (the “Effective Date Equity Grant”); provided, however, that, to the extent requested by Executive, as soon as practicable after the Effective Date, the Company (or one of its affiliates) shall provide Executive with supporting calculations necessary to establish that the “Class B Units” granted to him pursuant to the Effective Date Equity Grant, and the direct or indirect economic interests in the assets acquired in the Transaction, were purchased at a price per “unit” that was not less favorable to Executive than the price per “unit” paid by Lehman or Tishman Speyer for their “units”, and the Company (or its applicable affiliate) shall promptly make all such adjustments (whether by amendment or otherwise) as are necessary to ensure the foregoing. The Effective Date Equity Grant will be subject to the terms and conditions of the Unit Award Agreements attached hereto as Appendices B, C and D, which shall in any event provide for withholding of units by the issuer in an amount having a fair market value equal to the taxes due in connection with the vesting of such units, regardless of whether withholding of taxes by such issuer is otherwise required by law; provided, however, that such withholding in excess of the minimum withholding required by law shall be required only to the extent not resulting in accounting charges to the issuer or any affiliate thereof in excess of those charges which would apply in the absence of such withholding.
               (ix) Effective Date Equity Purchase. As of the Effective Date, Executive has purchased 21.75 Non-voting Class A Units of Junior Mezz Borrower for an aggregate purchase price of $2,290,444 (the “Effective Date Equity Purchase”) subject to the terms and conditions of the Unit Purchase Agreement attached hereto as Appendix E; provided, however, that, to the extent requested by Executive, as soon as practicable after the Effective Date, the Company (or one of its affiliates) shall provide Executive with supporting calculations necessary to establish that the “Non-voting Class A Units” purchased by him pursuant to the Effective Date Equity Purchase, and the direct or indirect economic interests in the assets acquired in the Transaction, were purchased at a price per “unit” that was not less favorable to Executive than the price per “unit” paid by Lehman or Tishman Speyer for their “units”, and the Company (or its applicable affiliate) shall promptly make all such adjustments (whether by amendment or otherwise) as are necessary to ensure the foregoing.
               (x) Equity Documents. The agreements reflecting the Effective Date Equity Grant, the Effective Date Equity Purchase, the Profits Interests, any Phantom Units and any other equity interest or equity interest-based award agreement entered into by and between the Company or any of its affiliates and Executive on or after the date hereof, are collectively referred to herein as the “Equity Documents”.

               (xi) GP Interests. As of the Effective Date, Executive has invested $4.1 million pursuant to which he has purchased certain interests in Tishman Speyer Archstone-Smith Multifamily (GP) (“Fund GP”), L.P., Tishman Speyer Archstone-Smith Multifamily Parallel (GP), L.P. (“Parallel Fund GP”) (collectively, the “GP Interests”) and Fund pursuant to the limited partnership agreements of each of such entities. At any time following the cessation of the Executive’s employment for any reason or no reason, the issuer of a GP Interest, or any affiliate thereof shall have the right, but not the obligation, to repurchase such GP Interest at its fair market value. For purposes of the preceding sentence, fair market value shall be determined by an independent third party appraiser selected by the issuer of the applicable GP Interest from among a list of five independent nationally known appraisal firms supplied by the issuer to Executive (the “Approved Appraiser List”). The Company shall pay for the first appraisal. If Executive disagrees with such appraisal, he may select one of the remaining four appraisers on the Approved Appraiser List to perform a second appraisal. If such second appraisal is no greater than 105% of the first appraisal, the first appraisal shall be deemed fair market value and Executive shall pay for the second appraisal. If the second appraisal is greater than 105% of the first appraisal, fair market value shall be deemed to be the average of the first appraisal and the second appraisal, and the Company shall pay for the second appraisal.
          (d) Guarantee of Payment. The Company agrees and hereby guarantees to Executive that all compensation and benefits required to be paid or provided to Executive under this Agreement by any entity other than the Company, other than compensation required to be provided pursuant to Sections 2(c)(viii), (ix) and (xi) hereof will, to the extent not timely paid by the Employer or one of it affiliates, instead be timely paid by the Company. This is a guaranty of payment and performance and not merely of collection. If Employer fails to make any payment when due with respect to Executive or to perform any duties, obligations or covenants with respect to Employer’s obligations with respect to Executive, the Company will as soon as practicable and unconditionally pay to Executive such amounts and perform such duties, obligations and covenants.
     Section 3. Termination of Employment.
          (a) Death or Disability. The Employment Period, and Executive’s employment hereunder, shall terminate upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company or the Employer may give Executive written notice in accordance with Sections 3(e) and 11(j) of the termination of Executive’s employment. For purposes of this Agreement, “Disability” means (i) Executive’s inability to substantially perform his duties hereunder by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, as determined by a physician chosen by the Governance GP and reasonably acceptable to Executive or his representative, or (ii) Executive is, by reason of any medically determinable physical or mental impairment, receiving income replacement benefits under the applicable long-term disability plan covering employees of the Employer.
          (b) Cause. The Employment Period, and Executive’s employment hereunder, may be terminated at any time by the Company or the Employer for Cause. For purposes of this Agreement, “Cause” shall mean, in the reasonable judgment of the Governance GP (subject to any contrary determination by an arbitrator in accordance with Section 11(g) hereof) (i) the willful and continued failure by Executive to substantially perform his duties with the Company, after written notification by the Company or the Governance GP (or the Designee) of such failure, (ii) the willful engaging by Executive in conduct which is demonstrably injurious to the Company or the Governance GP or any of their affiliates, monetarily or otherwise, (iii) the engaging by Executive in egregious misconduct involving serious moral turpitude or (iv) Executive’s failure to follow the reasonable, lawful directions of the Governance GP or the Designee (provided that directions from the Governance GP or the Designee, as the case may be, shall be considered unlawful if Executive obtains a written opinion from his counsel to that effect); provided, however, that an event described in this clause (iv) shall not constitute Cause unless the Governance GP has notified Executive in writing describing the failure which constitutes Cause and then only if Executive fails to either cure such failure or to provide a written opinion of counsel that such direction would involve a violation of the Company’s or the Employer’s Code of Business Conduct and Ethics in effect at the time of the opinion (provided that if such Code of Business Conduct and Ethics is less stringent than that in effect at the Effective Date in respect of the matter to which the opinion relates, than as to that matter the Company’s Code of Business Conduct and Ethics in effect at the Effective Date shall be deemed to apply), within fourteen (14) days after Executive’s receipt of such written notice.
For purposes of this provision, (i) no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of the Company and (ii) no failure of Executive or the Company or any of its affiliates to achieve performance goals shall be treated as a basis for termination of Executive’s employment for Cause. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the Governance GP (after Executive is given an opportunity, together with counsel, to be heard before representatives of Tishman Speyer and Lehman specifying the particulars thereof in detail).
          (c) Termination Without Cause. The Employment Period, and Executive’s employment hereunder, may be terminated by the Company or the Employer without Cause at any time.
          (d) Termination by Executive. The Employment Period, and Executive’s employment hereunder, may be terminated at any time by Executive for Good Reason or without Good Reason upon 90 days’ prior written notice, provided, in the case of a termination for Good Reason, that Executive provides such notice within 60 days after the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation after the occurrence of one or more of the following events without Executive’s consent: (i) a material adverse change in Executive’s titles or positions or the assignment to Executive of duties inconsistent with his position as Chief Executive Officer or with other responsibilities set forth in Section 2(a) of this Agreement; (ii) a reduction in or failure to pay when due Executive’s Annual Base Salary, Guaranteed Annual Bonus or Incremental Annual Bonus, or a failure by the Company to make any grant (or to cause an affiliate of the Company to make any such grant) or make any payment in respect of (or cause any affiliate of the Company to make any payment in respect of) any Phantom Unit or Profits Interests; or (iii) the relocation of Executive’s primary office or the Company’s principal executive offices to a location more than five (5) miles from their respective locations as of the

Effective Date; provided that a termination shall not be for “Good Reason” pursuant to clause (i), (ii) or (iii), unless Executive shall have given written notice to the Company and the Employer of his intention to resign for Good Reason and the events which constitute such Good Reason and the Company or the Employer shall have failed to cure such events within fourteen (14) days after the Company’s and the Employer’s receipt of such written notice and Executive thereafter elects to terminate his employment for Good Reason.
          (e) Notice of Termination. Any termination by the Company or the Employer for Cause or without Cause (including on account of Executive’s Disability), or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party or parties hereto given in accordance with Section 11(j). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by Executive or the Company or the Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company or the Employer hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
          (f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company or the Employer for Cause, by the Company or the Employer without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such notice is in accordance with Section 3(d)) or any later date specified therein pursuant to Section 3(e), as the case may be and (ii) if Executive’s employment is terminated by reason of death, the date of death.
     Section 4. Obligations of the Employer upon Termination.
          (a) With Good Reason; Without Cause. If during the Employment Period, the Company or the Employer shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Employer will provide Executive with the following severance payments and/or benefits:
               (i) The Employer shall pay to Executive in a lump sum cash amount, to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) any unpaid Guaranteed Annual Bonus and any unpaid Incremental Annual Bonus earned for any Fiscal Year ended prior to the Fiscal Year in which the Date of Termination occurs, provided that Executive was employed on the last day of such Fiscal Year, (C) a pro-rated Guaranteed Annual Bonus for the year in which the Date of Termination occurs (the “Pro-Rata Bonus”), (D) all unpaid or unreimbursed expenses incurred in accordance with Company or Employer policy and (E) all other compensation and benefits due to Executive under the terms and rules of any compensation or benefit plan maintained by the Company or its subsidiaries (including the Employer) (the “Accrued Obligations”);

               (ii) If such termination occurs on or after December 31, 2010, a lump sum cash amount within 30 business days following the Date of Termination equal to the sum of (A) one times the Annual Base Salary, (B) $2 million and (C) the Incremental Annual Bonus, based on the application of Section 2(c)(ii)(2)C. to the New Equity raised through the Syndication End Date;
               (iii) If such termination occurs prior to December 31, 2010, a lump sum cash amount within 30 business days following the Date of Termination equal to the lesser of (A) the sum of (1) two times the Annual Base Salary, (2) $4 million and (3) two times the Incremental Annual Bonus, based on the application of Section 2(c)(ii)A. or B. (as applicable to the Date of Termination) to the New Equity raised through the Date of Termination (the “Applicable Incremental Annual Bonus”) and (B) the sum of (1) one times the Annual Base Salary, (2) $2 million, (3) the Applicable Incremental Annual Bonus and (4) the remaining Annual Base Salary, Guaranteed Annual Bonuses and Applicable Incremental Annual Bonuses (based on the amount of New Equity purchased through the Date of Termination) to which Executive would have been entitled through December 31, 2010, had he remained employed by the Employer through such date; and
               (iv) Notwithstanding Sections 4(a)(ii) and 4(a)(iii) above, if such termination occurs after a “Change in Control” (as defined below), the Employer will pay Executive in a lump sum cash amount within 30 business days following the Date of Termination, the sum of (A) two times the Annual Base Salary, (B) $4 million and (C) two times the Incremental Annual Bonus as determined pursuant to clause (C) of Section 4(a)(ii) above or the Applicable Incremental Annual Bonus as determined pursuant to clause (A)(3) of Section 4(a)(iii) above, as applicable, based on the Date of Termination. For purposes of this Agreement, a “Change in Control” means (1) one or more sales or other dispositions by Tishman Speyer and/or Lehman of interests in Fund GP and Parallel Fund GP (collectively, the GP Entities”), at the conclusion of which neither Tishman Speyer nor Lehman, nor Tishman Speyer and Lehman together, continue to have a controlling interest in the GP Entities, or (2) the collective sale by Tishman Speyer and Lehman of all or substantially all of their limited partnership interests in Fund, Parallel Fund, Parallel Fund I, Parallel Fund II and any Post-Effective Date Parallel Fund (collectively, the “LP Funds”); provided that the following shall not constitute a Change in Control: (A) a sale of Lehman’s interests in Fund GP and/or Parallel Fund GP to Tishman Speyer, (B) a sale of Lehman’s interests in the LP Funds to Tishman Speyer, (C) a sale of Tishman Speyer’s interests in Fund GP and/or Parallel Fund GP to Lehman, (D) a sale of Tishman Speyer’s interests in the LP Funds to Lehman, (E) a transfer of interests in any of the foregoing from Tishman Speyer or Lehman to one or more of their controlled affiliates, (F) a recapitalization of Fund GP, Parallel Fund GP, any of the LP Funds or any other affiliate of the Company through which Lehman and/or Tishman Speyer own general partnership or limited partnership interests or (G) any syndication of limited partnership interests in any of the LP Funds or the sale of all or any portion of the equity held by the Bridge Equity Providers in any of the LP Funds.
After satisfaction of the obligations set forth in clauses (i), (ii), (iii) or (iv), as applicable, the Employer shall have no further obligation to Executive or his legal representatives, other than any rights to vested benefits under any Benefit Plans, indemnification rights he may have under this Agreement, any rights he may have under the Equity Documents, and any rights Executive may have under Sections 11(g) and 11(o) hereof.
Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Executive is a “specified employee” within the meaning of Section 409A of the Code (with such classification to be determined by the applicable employer in accordance with any method specified in applicable Treasury Regulations (a “Specified Employee”), and (ii) it is necessary to avoid tax penalties under Section 409A of the Code, any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) shall be delayed for six months and one day following the date on which Executive’s employment is terminated (the “409A Payment Date”), on which date there shall be paid to the Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to this paragraph.
          (b) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Employer will provide Executive (or his estate or legal representative) with the Accrued Obligations. Thereafter, the Company and the Employer shall have no further obligation to Executive or his legal representatives, other than any rights to vested benefits under any Benefit Plans, indemnification rights he may have under this Agreement, any rights he may have under the Equity Documents, and any rights Executive may have under Sections 11(g) and 11(o) hereof. Notwithstanding the foregoing provisions of this Section 4(b), in the event that (i) Executive is a Specified Employee and (ii) the termination of employment is on account of Disability which does not result in Executive being “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code) and (iii) it is necessary to avoid tax penalties under Section 409A of the Code, cash severance amounts that would otherwise be payable under this Section 4(b) during the six-month period immediately following the Date of Termination shall instead be paid on the 409A Payment Date.
          (c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company or the Employer for Cause or by Executive without Good Reason, then the Employer shall provide Executive with the Accrued Obligations other than the Pro-Rata Bonus. Thereafter, the Company and the Employer shall have no further obligation to Executive or his legal representatives, other than any rights to vested benefits under any Benefit Plans, indemnification rights he may have under this Agreement, any rights he may have under the Equity Documents, and any rights Executive may have under Sections 11(g) and 11(o) hereof.
          (d) General Release. Notwithstanding the foregoing, the Company’s and the Employer’s obligations to make payments (other than Accrued Obligations) under Section 4(a) and in the case of Disability under Section 4(b) are conditioned on Executive’s or his legal representative’s (as applicable), executing and not revoking within the applicable time period provided for therein (“Applicable Release Period”), in both cases, absent a bona fide dispute or claim relating to the amount to be paid, not later than the latest business day that is not more than two months after the end of the calendar year in which the Date of Termination occurs, a release substantially in the form attached as Appendix F (the “Release”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive pursuant to Section 4(a) or Section 4(b) that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year, within the time provided following the conclusion of the Applicable Release Period.
          (e) Guarantee of Payment. The Company agrees and hereby guarantees to Executive that all payments and benefits required to be paid or provided to Executive under Section 4 of this Agreement by any entity other than the Company will (subject to Executive’s compliance with Section 4(d) of this Agreement where applicable), to the extent not timely paid by the Employer or one of it affiliates, instead be timely paid by the Company. This is a guaranty of payment and performance and not merely of collection. If Employer fails to make any payment when due with respect to Executive or to perform any duties, obligations or covenants with respect to Employer’s obligations with respect to Executive, the Company will as soon as practicable and unconditionally pay to Executive such amounts and perform such duties, obligations and covenants.
     Section 5. Confidentiality, Non-Solicitation and Non-Competition. Executive agrees that:
          (a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that Executive has the express written authorization from the Company, Executive agrees to keep secret and confidential both prior to and following any termination of Executive’s employment all non-public information concerning the Company, Tishman Speyer, Lehman or their respective affiliates or subsidiaries (or their respective predecessors) which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company or any of the foregoing, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way. For purposes of the foregoing, information which has become publicly available through Executive’s violation of this Section 5(a) shall be considered to be non-public information.
          (b) During the period commencing on the Effective Date and ending on (i) the first anniversary of the Date of Termination if such date is prior to December 31, 2010 and (ii) the second anniversary of the Date of Termination if such date is on or after December 31, 2010, Executive covenants and agrees that Executive will not, whether for Executive or for any other person, business, partnership, association, firm, company or corporation, initiate contact with, solicit, divert or take away or hire (as applicable) (x) any of the customers of the Company or its subsidiaries, or any customers of Tishman Speyer, Lehman and their respective more than 50% owned affiliates that are engaged in the same business as the Company (all such entities, the “Covered Entities”), to provide services similar to those provided by the Company or its affiliates, (y) any of the Equity Parties and other direct and indirect investors and their controlled affiliates in the Company and its affiliates for the purpose of raising capital (provided, however, that no contact with a substantial investor in an entity owned or managed by a party by whom Executive becomes employed after the Date of Termination, which contact is solely for the purpose of soliciting such investor to invest in such subsequent employer, shall be treated as a solicitation in violation of this covenant if the original investment by such investor in such subsequent employer pre-dated the Date of Termination), and (z) employees of the Company or its subsidiaries, or of any of the Covered Entities, in each case in existence from time to time during the Employment Period and at the time of such proscribed action.
          (c) During the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination, Executive covenants and agrees that Executive will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on a national securities exchange, or (ii) ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director, consultant or otherwise) that engages in the acquisition, disposition, operation, development, management or financing of multifamily residential apartment buildings or communities.
          (d) Executive acknowledges that the Company would be irreparably injured by a violation of this Section 5 and Executive agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of this Section 5. The Company may seek this remedy in any court of competent jurisdiction, without regard to Section 11(g) below (Arbitration of All Disputes). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that such bond need not be more than a nominal sum.
     Section 6. Additional Provisions Relating to Termination.
          (a) During the period beginning on the date of delivery of a Notice of Termination and ending on the Date of Termination, Executive shall continue to perform his duties hereunder, and shall also perform such services for the Company and the Employer as are necessary and appropriate for a smooth transition to Executive’s successor, if any; provided, however, that the Company or the Employer may suspend Executive from performing such duties and services following the delivery of a Notice of Termination and during the period of any such suspension (which shall end on the Date of Termination), Executive shall continue to be treated as employed by the Employer for other purposes, and Executive’s rights to compensation or benefits hereunder shall not be affected by such suspension.
          (b) Executive agrees that, for a reasonable period after Executive’s termination of employment, Executive will assist the Company, its subsidiaries, the Covered Entities and all other direct or indirect investors in the Company in defense of any claims that may be made against any of them, to the extent that such claims may relate to services performed by Executive for any of them in connection with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed against the Company, any of its subsidiaries, any of the Covered Entities or any other direct or indirect investor in the Company. The Company agrees to provide legal counsel to Executive in connection with such assistance (to the extent legally permitted), to provide separate counsel for Executive in any situation where the Company’s counsel cannot effectively represent Executive without violation of the applicable canons of ethics relating to conflicts of interest, and to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses. The Employer agrees to provide (or to cause the Company to provide) reasonable compensation to Executive for such assistance at a per diem rate equal to $10,000 per day provided that the Executive provides at least eight hours of assistance on any such day and a pro-rated portion of such amount where the Executive provides less than eight hours of assistance on any such day based on the actual number of hours and partial hours of assistance provided by the Executive on such day. Executive also agrees to the extent not otherwise prohibited by law, to promptly inform the Company if asked to assist in any investigation of the Company, any of its subsidiaries, any of the Covered Entities or any other direct or indirect investors in the Company (or their actions) that may relate to services performed by Executive for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.
     Section 7. Non-Disparagement. While employed by the Employer, and after the Date of Termination, Executive agrees to not make any false, defamatory or disparaging statements about the Company, its subsidiaries, any of the Covered Entities or any other direct or indirect investor in the Company, or the officers or directors of any of the foregoing, that are reasonably likely to cause damage to any of such persons or parties. While Executive is employed by the Employer, and after the Date of Termination, the Employer and the Company agree that none of their officers or directors, or of their respective subsidiaries or any of the Covered Entities , shall make any false, defamatory or disparaging statements about Executive that are reasonably likely to cause damage to Executive.
     Section 8. Excess Parachute Payments. The provisions of Paragraph 9 of the Prior Agreement are hereby incorporated by reference and made a part of this Agreement; provided, however, that (i) the references to Paragraph 6 of the Prior Agreement contained therein shall be deemed references to Section 4 of this Agreement and the references to Paragraph 10 of the Prior Agreement contained therein shall be stricken, and (ii) Paragraph 9 of the Prior Agreement (as modified by this Section 8) shall only apply with respect to payments and/or benefits determined, in accordance with Section 280G of the Code, to be contingent on either (i) the Transaction or (ii) any transaction occurring after the Effective Date if and only if, immediately prior to the consummation of such transaction, the Company (or any applicable parent of the Company) has any stock which is readily tradeable on an established securities market or otherwise within the meaning of Section 280G of the Code.
     Section 9. Executive’s Representations, Warranties and Covenants.
          (a) Executive hereby represents and warrants to the Company and its subsidiaries that:
             (1) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;
             (2) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

               (3) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person other than the Company or any of its affiliates, or one of the Covered Entities;
               (4) upon the execution and delivery of this Agreement by the Company, Employer and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;
               (5) Executive understands that the Company and its affiliates will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and
               (6) as of the Effective Date, Executive is not in breach of any of the terms of this Agreement, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date and does not have any claims or causes of action against the Company.
          (b) The Company, the Employer and each of their respective subsidiaries hereby represent and warrant to Executive that:
               (1) the Company and the Employer have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company and the Employer;
               (2) the execution, delivery and performance of this Agreement by the Company and the Employer does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company or the Employer is subject;
               (3) upon the execution and delivery of this Agreement by the Company, the Employer and Executive, this Agreement will be a legal, valid and binding obligation of the Company and the Employer, enforceable against each of them in accordance with its terms;
               (4) the Company and the Employer understand that Executive will rely upon the accuracy and truth of the representations and warranties of the Company and the Employer set forth herein and the Company and the Employer consent to such reliance; and
               (5) the Company and the Employer have determined or, in connection with the adjustment provisions of Sections 2(c)(viii) and 2(c)(ix) of this Agreement will determine, the valuations of the equity interests granted or purchased, as applicable, under Sections 2(c)(viii) and 2(c)(ix) hereof on a basis that is consistent with the valuations underlying all other “units” purchased in the Transaction.

     Section 10. Indemnification.
       Executive shall at all times during the Employment Period, and thereafter in respect of actions taken, or not taken, by Executive during the Employment Period, be entitled to indemnification, fee advancement and coverage under policies of directors and officers liability insurance that are not less favorable than those set forth in Section 7.06 of the Merger Agreement.
     Section 11. General Provisions.
          (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          (b) Entire Agreement. This Agreement (including the Appendices hereto) and the other Equity Documents collectively embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any other employment, severance or change-in-control agreement or understanding). For the avoidance of doubt, Executive, the Company and the Employer acknowledge that, upon the Effective Date, upon the due execution of this Agreement and each of its related Appendices, other than Appendix F, and subject to Executive’s rights that are expressly preserved under Section 11(g) hereof, (i) the Term Sheet and (ii) any agreement between Executive and the Company or the Seller Parties or any subsidiary or affiliate of any of the foregoing entered into prior to the Effective Date, including without limitation, the Prior Agreement, shall be void ab initio as of immediately before the Effective Date.
          (c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d) Successors and Assigns.
               (i) This Agreement is personal to Executive and without the prior written consent of the Company or the Employer shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
               (ii) This Agreement shall inure to the benefit of and be binding upon the Company and the Employer and each of their respective successors and assigns. The Company and the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Employer, as applicable, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise, and “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE APPENDICES HERETO (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 11(g)) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
          (f) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE EMPLOYER IS LITIGATED OR HEARD IN ANY COURT.
          (g) Arbitration of All Disputes. Except as provided in Sections 5 and 11(e) above, any controversy or claim arising out of or relating to this Agreement or the Prior Agreement or the breach thereof shall be settled by arbitration in Delaware, in accordance with the laws of the State of Delaware, by three arbitrators appointed by the parties. If the parties cannot agree within 30 days on the appointment of the arbitrators, one shall be appointed by the Company and one by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator within 10 days, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Third Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section 11(g). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that Executive determines that it is either necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement or the Prior Agreement, (i) with respect to any controversies or claims relating to the Prior Agreement due to actions or omissions occurring or not occurring prior to the Effective Date, the Employer shall (or shall cause the Company to) pay Executive’s reasonable attorneys’ fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court) at the time such fees, costs and expenses are incurred, provided, however, if the arbitrators shall determine that, under the circumstances, payment by the Employer or the Company of all or any part of any such fees, costs and expenses would be unjust, Executive shall repay such amount to the Employer or the Company in accordance with the order of the arbitrators and (ii) with respect to any other controversies or claims, the Employer or the Company shall bear all costs and expenses (including, but not limited to, Executive’s reasonable attorneys’ fees and costs and expenses) in connection with enforcement of his rights and any costs associated with the enforcement of any arbitration award in court; unless Executive fails to prevail on any material issue in such dispute. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.
          (h) Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. Neither the Company, nor the Employer nor any of their respective subsidiaries or affiliates shall be entitled to set-off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment, or any amounts which might have been earned by Executive in other employment had he sought such other employment.
          (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, the Employer and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.
          (j) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the

U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.
     If to the Employer, to:
Archstone-Smith Communities L.L.C.
c/o Archstone-Smith Operating Trust
9200 E. Panorama Circle, Suite 400
Englewood, Colorado 80112
Attention: General Counsel
     If to the Company, to:
Archstone-Smith Operating Trust
9200 E. Panorama Circle, Suite 400
Englewood, Colorado 80112
Attention: General Counsel
in each case, with copies (which shall not constitute notice) to:
Tishman Speyer
45 Rockefeller Plaza
New York, New York 10111
Attention: General Counsel
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Michael J. Segal, Esq.
Facsimile: (212) 403-2000
     If to Executive, to:
Executive’s home address most recently on file with the Company.
          (k) Withholding. The Company and the Employer may withhold from any amounts payable or benefits to be provided to Executive under this Agreement or otherwise, all Federal, state, city or other taxes and other amounts that are required to be withheld pursuant to any applicable law or regulation.
          (l) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive this Agreement and the Employment Period indefinitely.

          (m) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.
          (n) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
          (o) Legal Fees. The Company acknowledges and understands that the Seller Parties have agreed to pay, as incurred, Executive’s reasonable legal fees and expenses (at standard hourly rates) in connection with the drafting and negotiation of the Term Sheet, this Agreement and the related documents and the Company will pay (or will cause the Employer to pay) any such fees and expenses that have not been paid by the Effective Date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ARCHSTONE-SMITH COMMUNITIES L.L.C.

By:	/s/ Michael B. Benner

Name: Michael B. Benner
Title: Authorized Signatory

ARCHSTONE-SMITH OPERATING TRUST

By:	/s/ Michael B. Benner

Name: Michael B. Benner
Title: Authorized Signatory

/s/ R. Scott Sellers

R. SCOTT SELLERS

Appendix F
Form of Release
     THIS RELEASE (the “Release”) is entered into between R. Scott Sellers (“Executive”) and Archstone-Smith Communities L.L.C. a limited liability company formed under the laws of the State of Delaware (the “Employer”) and Archstone-Smith Operating Trust, a real estate investment trust formed under the laws of the State of Maryland (the “Company”) [other entities in structure to be inserted] (the “Other Named Releasees”), for the benefit of the Company and the Other Named Releasees. The entering into and non-revocation of this Release is a condition to Executive’s, or legal representative’s, right to receive the payments under Section 4(a) or (b), as applicable, of the employment agreement entered into by and between Executive, the Employer and the Company, dated as of October 5, 2007 (the “Employment Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Employment Agreement.
     Accordingly, Executive, the Employer and the Company agree as follows.
          1. In consideration for the payments and other benefits provided to Executive solely by Sections 4(a) or (b) as applicable, of the Employment Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:
          (a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Employer, the Company or any of the Other Named Releasees or any of their respective parents, subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, the Employer or the Company and/or their respective predecessors arising from or relating to all periods of employment with the Employer or the Company and/or their respective predecessors and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

          (b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.
          (c) This Release specifically excludes Executive’s rights and the Employer’s and/or the Company’s obligations (and all of such rights and obligations shall be preserved, notwithstanding the execution of this Release) (i) under Section 10 of the Employment Agreement, (ii) for vested benefits to which the Executive may be entitled under any benefit plan of the Employer, the Company or any Company Entity in which the Executive participates (collectively, the “Company Plans”) or (iii) under the Equity Documents. Executive’s entitlement to such benefits under the Company Plans shall be determined in accordance with the provisions of the Company Plans and his rights under the Equity Documents shall be determined with the provisions of the applicable Equity Documents. For the avoidance of doubt, the Company Plans and the Equity Documents shall include contractual rights under any partnership, LLC or operating agreement, under any stockholders agreement, and under any other applicable agreement under which any compensation is provided to the Executive that is not provided under Section 4(a) or 4(b) of the Employment Agreement, as applicable. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by restrictive covenants, under the Employment Agreement or the Company Plans that continue or are to be performed following termination of employment. Nothing contained in this Release shall prevent Executive from asserting defenses to any claims that may be asserted against him by any Releasee.
          (d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
          2. Executive acknowledges that the Employer and the Company have specifically advised Executive of his right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by the Employer and the Company in accordance with Section 11(j) of the Employment Agreement within the time period set forth above.

          3. This Release will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under Section 4(a) or (b) of the Employment Agreement, as applicable.